                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G

                        Under the Securities Act of 1934

                             Diana Containerships Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    252789102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               January  31, 2011
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

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(1)  The  remainder  of this  cover  page  shall be filled  out for a  reporting person's  initial  filing on this form with respect to the subject class of securities,  and for any subsequent amendment containing  information which would alter the disclosures provided in a prior cover page.

     The  information  required in the remainder of this cover page shall not be deemed to be "filed"  for the purpose of Section 18 of the  Securities  Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  see the
Notes).

 ________________________________________________________________________________
1.   NAME OF REPORTING PERSONS

     FBR Capital Markets Corporation

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [ ]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     VIRGINIA

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                    1,073,830
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                    1,073,830
    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   1,073,830

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    17.59%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                    CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS

     FBR Capital Markets PT, Inc

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [ ]

________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                    0
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                    1,073,830
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                    0
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                    1,073,830
    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,073,830

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   17.59%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                    CO

___________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT
Item 1(a).  Name of Issuer:

           Diana Containerships Inc.

            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

            Pendelis 16
     175 64 Palaio Faliro
            Athens Greece

            ____________________________________________________________________

Item 2(a).  Name of Person Filing:

            FBR Capital Markets Corporation
            FBR Capital Markets PT, Inc.
            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

                FBR Capital Markets Corporation
                FBR Capital Markets PT, Inc.
                1001 Nineteenth Street North
                Arlington, VA 22209

            ____________________________________________________________________

Item 2(c).  Citizenship:

                FBR Capital Markets Corporation

                Virginia

                FBR Capital Markets PT, Inc.

                Delaware

            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:

            Common stock, no par value per share

            ____________________________________________________________________

Item 2(e).  CUSIP Number:

            252789102

            ____________________________________________________________________

Item 3.     If This Statement  is Filed  Pursuant to  Rule 13d-1(b), or 13d-2(b)
            or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d)  [_]  Investment  company  registered under Section 8 of the Investment
               Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f)  [_]  An employee  benefit plan or endowment  fund in  accordance  with
               Rule 13d-1(b)(1)(ii)(F);

     (g)  [X]  A parent  holding  company or control  person in accordance  with
               Rule 13d-1(b)(1)(ii)(G);

     (h)  [_]  A savings  association  as defined in Section 3(b) of the Federal
               Deposit Insurance Act;

     (i)  [_]  A  church  plan  that  is  excluded  from  the  definition  of an investment  company  under  Section  3(c)(14)  of the  Investment
               Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide  the  following  information  regarding  the  aggregate  number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

                FBR Capital Markets Corporation        1,073,830
                FBR Capital Markets PT, Inc.           1,073,830
          ______________________________________________________________________

     (b)  Percent of class:

                FBR Capital Markets Corporation          17.59%
                FBR Capital Markets PT, Inc.             17.59%

          ______________________________________________________________________

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:

                FBR Capital Markets Corporation         0
                FBR Capital Markets PT, Inc.            0

          (ii)  Shared power to vote or to direct the vote:

                FBR Capital Markets Corporation         1,073,830
                FBR Capital Markets PT, Inc.            1,073,830

          (iii) Sole power to dispose or to direct the disposition of:

                FBR Capital Markets Corporation         0
                FBR Capital Markets PT, Inc.            0

          (iv)  Shared power to dispose or to direct the disposition of:

                FBR Capital Markets Corporation         1,073,830
                FBR Capital Markets PT, Inc.            1,073,830

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         Not Applicable
         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not Applicable.

         _______________________________________________________________________

Item 7.  Identification and  Classification of the Subsidiary Which Acquired the
         Security  Being  Reported on by the Parent  Holding  Company or Control
         Person.

         FBR Capital Markets PT, Inc.
         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.

         Not Applicable.

         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.

         Not Applicable.

          ______________________________________________________________________

Item 10.  Certifications.

          "By signing  below I certify  that,  to the best of my  knowledge  and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or  influencing the control of the issuer of the  securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After  reasonable  inquiry and to the best of my  knowledge  and belief,  I certify that the information  set forth in this statement is true,  complete and correct.

                                                  February 11, 2011
                                        ----------------------------------------

                                                     (Date)

                                        FBR Capital Markets Corporation

                                            /s/ Ann Marie Pulsch
                                        ----------------------------------------
                                                     (Signature)

                                                  Ann Marie Pulsch
                                                  Corporate Secretary
                                        ----------------------------------------
                                                     (Name/Title)

                                        FBR Capital Markets PT, Inc.

                                             /s/ Ann Marie Pulsch
                                        ----------------------------------------
                                                     (Signature)

                                                  Ann Marie Pulsch
                                                  Corporate Secretary
                                        ----------------------------------------
                                                     (Name/Title)

Note.  Schedules  filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention.  Intentional  misstatements  or omissions of fact constitute  federal criminal violations (see 18 U.S.C. 1001).

                                                        Exhibit A

                                AGREEMENT

        The undersigned certify, after reasonable inquiry and to the best knowledge and blief of the undersigned, that the information set forth in this Statement is true, complete and correct.  The undersigned agree to the filing of this single
Statement on Schedule 13G

FBR CAPITAL MARKETS CORPORATION

        /s/ Ann Marie Pulsch
By:___________________________________
Name:   Ann Marie Pulsch
Title:  Corporate Secretary

FBR Capital Markets PT, Inc.

        /s/ Ann Marie Pulsch
By:___________________________________
Name:   Ann Marie Pulsch
Title:  Corporate Secretary